Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Keystone International Acquisition Management LLC

Address of Joint Filer:	c/o Keystone Acquisition Corp. 142 West 57th Street, 11th Floor New York, NY 10019

Relationship of Joint Filer to Issuer:	10% Owner, Director

Issuer Name and Ticker or Trading Symbol:	Keystone Acquisition Corp. [ KEYY]

Date of Event Requiring Statement: (Month/Day/Year):	06/02/2026

Name of Joint Filer:	Jae Hyun (James) Park

Address of Joint Filer:	c/o Keystone Acquisition Corp. 142 West 57th Street, 11th Floor New York, NY 10019

Relationship of Joint Filer to Issuer:	10% Owner, Director, Officer (Executive Chairman)

Issuer Name and Ticker or Trading Symbol:	Keystone Acquisition Corp. [ KEYY]

Date of Event Requiring Statement: (Month/Day/Year):	06/02/2026